Exhibit 99.1

M  A  C  K — C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Ilene Jablonski
	Executive Vice President	Vice President of Marketing
	and Chief Financial Officer	(732) 590-1000
(732) 590-1000

MACK-CALI ANNOUNCES GROSSMAN TO DEPART

Edison, New Jersey—January 13, 2012—Mack-Cali Realty Corporation (NYSE: CLI) today announced that Michael A. Grossman is leaving his position as executive vice president effective immediately, and has agreed to stay on for a brief period to assist in the transition of his responsibilities. Mr. Grossman has been with Mack-Cali and its predecessor companies for over 25 years.

Mitchell E. Hersh, Mack-Cali president and chief executive officer, commented, “Michael has been a valued member of the executive team for the past 14 years. During that time he served in a number of capacities, including having participated in a number of acquisitions and been responsible for the Company’s leasing activities. His service to the Company will be missed and I wish him well in his future endeavors.”

Mr. Grossman commented, “Mack-Cali and its predecessors have been my professional home since 1985. I’ve had the privilege to work with many bright and capable people, and I am thankful for the opportunities afforded to me to develop my career over these many years.”

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 278 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 32.4 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of over 2,000 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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